                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                          [ ]  Confidential, for use of the Commission Only
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              WMS INDUSTRIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3)  Filing party:

--------------------------------------------------------------------------------

     (4)  Date filed:

--------------------------------------------------------------------------------

                                    WMS LOGO

                              WMS INDUSTRIES INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                February 3, 1999
                            ------------------------

To the Stockholders of
  WMS INDUSTRIES INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of WMS Industries Inc. (the "Company") will be held on Wednesday, February 3, 1999 at 1:30 p.m. Central Standard Time at The Standard Club, Chicago Room, 4th Floor, 320 South Plymouth Court, Chicago, Illinois 60604, to consider and act upon the following matters:

          1. Electing a board of eight (8) directors;

          2. Ratifying the appointment of Ernst & Young LLP as independent auditors for the 1999 fiscal year; and

          3. Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on December 7, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof. A list of the stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder of the Company for any purpose germane to the Annual Meeting during regular business hours at the offices of the Company for the ten-day period prior to the Annual Meeting.

     YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          ORRIN J. EDIDIN
                                          Vice President, Secretary and General
                                          Counsel

Chicago, Illinois
December 11, 1998

                         ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                              WMS INDUSTRIES INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of WMS Industries Inc. (the "Company" or "WMS") of proxies to be voted at the Annual Meeting of Stockholders to be held at The Standard Club, Chicago Room, 4th Floor, 320 South Plymouth Court, Chicago, Illinois 60604, on Wednesday, February 3, 1999 at 1:30 p.m. Central Standard Time, and at any adjournment or adjournments thereof (the "Annual Meeting").

     All proxies in the accompanying form which are properly executed and duly returned will be voted in accordance with the instructions specified therein. If no instructions are given, such proxies will be voted in accordance with the recommendations of the Board as indicated in this Proxy Statement. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the meeting. Such revocation will not affect a vote on any matters taken prior thereto. The mere presence at the meeting of the person appointing a proxy will not revoke the appointment.

     The mailing address of the Company's principal executive offices is 3401 North California Avenue, Chicago, Illinois 60618. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about December 11, 1998.

     Only holders of the Company's Common Stock, $.50 par value per share (the "Common Stock"), of record at the close of business on December 7, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournment or adjournments of such meeting. There were 29,897,860 shares of Common Stock outstanding on the Record Date (excluding 77,312 treasury shares). Each such share entitles the holder thereof to one vote.

                                THE DISTRIBUTION

     Prior to April 6, 1998, the Company, through its subsidiary Midway Games Inc. ("Midway") and Midway's subsidiaries and affiliates, designed, published and marketed interactive entertainment software played in both the coin-operated and home markets. On April 6, 1998, the Company distributed (the "Distribution") to its stockholders through a dividend all of the Midway common stock which it owned, which stock represented 86.8% of the outstanding common stock of Midway. On October 26, 1996, Midway completed an initial public offering of 5,100,000 shares of Midway common stock (the "Offering"), which comprised the remaining 13.2% of Midway shares. The Distribution provided the Company's stockholders with 1.19773 shares of Midway common stock for each share of Common Stock held by such stockholders on the Distribution record date of March 31, 1998. Fractional shares were sold and the net proceeds thereof paid in cash. The Company continues to provide certain administrative, accounting and information services and facilities to Midway and acts as a contract manufacturer for the Midway's coin-operated video games. Midway provides certain sales and marketing services to the Company. See "Certain Relationships and Related Transactions" below.

     The Distribution was also accompanied by certain director and executive officer changes. Prior to the Distribution, in June 1996, Mr. Louis J. Nicastro had resigned from his position with WMS and certain amusement game subsidiaries of the Company in order to assume, at the request of the Board of Directors of the Company, the position of Chief Executive Officer of WHG Resorts & Casinos Inc. ("WHG") in contemplation of the distribution by the Company of all the common stock of WHG to the Company's stockholders. In early January 1998, WHG was merged with a large resort and casino company. The Board of Directors, in view of Mr. Nicastro's experience with the Company and in the industry, invited him to return as

Chairman of the Board, Chief Executive Officer and President, effective on the date of the Distribution, when the former Chief Executive Officer and President, Mr. Neil D. Nicastro, was scheduled to resign from the Company in order to devote substantially all of his business time to Midway. See "Employment Agreements." In addition, Mr. Kenneth J. Fedesna resigned as a director of the Company, David M. Satz, Jr. joined the Board of Directors and Kevin L. Verner became Vice President and Chief Operating Officer shortly after the Distribution.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of the Record Date (except as otherwise footnoted) concerning persons which, to the knowledge of WMS, beneficially own more than 5% of the outstanding shares of Common Stock:

                                                        NUMBER OF SHARES
                NAME AND ADDRESS OF                      OF COMMON STOCK       PERCENTAGE OF OUTSTANDING
                  BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)         COMMON STOCK(2)
                -------------------                   ---------------------    -------------------------
Sumner M. Redstone and
  National Amusements, Inc. ........................       7,155,200(3)                  23.9%
  200 Elm Street
  Dedham, MA 02026
FMR Corp. ..........................................       2,095,000(4)                   7.0%
  82 Devonshire St
  Boston, MA 02109
Neil D. Nicastro....................................       7,155,214(5)                  23.9%
  Midway Games Inc.
  3401 North California Avenue
  Chicago, IL 60618
Louis J. Nicastro...................................       7,659,832(6)                  25.2%
  WMS Industries Inc.
  3401 North California Avenue
  Chicago, IL 60618

-------------------------
(1) Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of such shares within 60 days.

(2) For purposes of calculating the percentage of outstanding Common Stock, shares issuable upon the exercise of options within 60 days have been deemed to be outstanding.

(3) The number of shares reported is based upon information contained in Amendment No. 20, dated January 7, 1997, to the Schedule 13D filed by Mr. Sumner M. Redstone with the Securities and Exchange Commission and a Form 4, dated July 9, 1998, filed by Mr. Redstone with the Securities and Exchange Commission. Pursuant to such filings, Mr. Redstone and National Amusements, Inc., a Maryland corporation, reported beneficial ownership of and sole investment power with respect to 3,671,300 and 3,483,900 shares, respectively, of the Common Stock and shared voting power with respect to such shares pursuant to a Proxy Agreement entered into with the Company, and Messrs. Louis J. and Neil D. Nicastro (see "Voting Proxy Agreement" below). As a result of his stock ownership in National Amusements, Inc. Mr. Redstone is deemed the beneficial owner of the shares of Common Stock owned by National Amusement, Inc.

(4) The number of shares reported is based upon a written certification delivered by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., stating that it is the beneficial owner of the shares as a result of acting as investment adviser to various investment companies registered under

Section 8 of the Investment Company Act of 1940 and that Fidelity Advisor Strategic Opportunities Fund, one of such investment companies, is the beneficial owner of 1,825,100 shares or 6.1% of the Common Stock. FMR Corp. reported that it has sole power to dispose of or direct the disposition of all such shares.

(5) The number of shares reported as beneficially owned includes 7,155,200 shares of Common Stock owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has shared voting power but no dispositive power. Additionally, the number of shares reported as beneficially owned includes 14 shares for which the reporting person has sole voting and sole dispositive power. For a discussion concerning the shared voting power with respect to the 7,155,200 shares of Common Stock referred to above, see "Voting Proxy Agreement" below.

(6) The number of shares reported as beneficially owned includes 7,155,200 shares owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has shared voting power but no dispositive power. Additionally, the number of shares reported as beneficially owned includes 504,632 shares for which the reporting person has sole voting and sole dispositive power, 500,000 of which may be acquired upon the exercise of stock options. For a discussion concerning the shared voting power with respect to the 7,155,200 shares of Common Stock referred to above, see "Voting Proxy Agreement" below.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the Record Date, certain information concerning beneficial ownership of Common Stock by each director of WMS, each executive officer of WMS and by all directors and executive officers of WMS as a group:

                                            NUMBER OF SHARES OF      PERCENTAGE OF
                                               COMMON STOCK           OUTSTANDING
        NAME OF BENEFICIAL OWNER           BENEFICIALLY OWNED(1)    COMMON STOCK(2)
        ------------------------           ---------------------    ---------------
Harold H. Bach, Jr.......................          112,530(3)           **
William C. Bartholomay*..................           92,486(4)           **
Orrin J. Edidin..........................            2,500(5)           **
William E. McKenna*......................           76,280(4)           **
Norman J. Menell*........................           75,902(4)           **
Louis J. Nicastro*.......................        7,659,832(6)           25.2%
Neil D. Nicastro*........................        7,155,214(7)           23.9%
Harvey Reich*............................           74,876(4)           **
Ira S. Sheinfeld*........................          118,930(8)           **
David M. Satz, Jr.*......................           51,000(9)           **
Kevin L. Verner..........................           15,177(10)          **
Directors and Executive Officers as a
  group (11 persons).....................        8,279,527(11)          26.8%

-------------------------
   * Nominee for Director

  ** Less than 1%

 (1) Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of such shares within 60 days.

 (2) For purposes of calculating the percentage of outstanding shares of Common Stock, shares issuable to such person upon the exercise of stock options within 60 days have been deemed to be outstanding.

 (3) Includes 94,433 shares of Common Stock which the reporting person has the right to acquire upon the exercise of stock options.

 (4) Includes 62,955 shares of Common Stock which the reporting person has the right to acquire upon the exercise of stock options.

 (5) Represents 2,500 shares of Common Stock which the reporting person has the right to acquire upon the exercise of stock options.

 (6) The number of shares reported as beneficially owned include the 7,155,200 shares of Common Stock owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has shared voting power but no dispositive power. Additionally, the number of shares reported as beneficially owned includes 504,632 shares for which the reporting person has sole voting and sole dispositive power, 500,000 of which may be acquired upon the exercise of stock options. For a discussion concerning the shared voting power with respect to the 7,155,200 shares of Common Stock referred to above, see "Voting Proxy Agreement" below.

 (7) The number of shares reported as beneficially owned include the 7,155,200 shares of Common Stock owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has shared voting power but no dispositive power. Additionally, the number of shares reported as beneficially owned includes 14 shares for which the reporting person has sole voting and sole dispositive power. For a discussion concerning the shared voting power with respect to the 7,155,200 shares of Common Stock referred to above, see "Voting Proxy Agreement" below.

 (8) Includes 100,728 shares of Common Stock which the reporting person has the right to acquire upon the exercise of stock options.

 (9) Includes 50,000 shares of Common Stock which the reporting person has the right to acquire upon the exercise of stock options.

(10) Includes 12,591 shares of Common Stock which the reporting person has the right to acquire upon the exercise of stock options.

(11) Includes an aggregate of 1,012,072 shares of Common Stock which directors and executive officers have the right to acquire upon the exercise of stock options. Additionally, includes the 7,155,200 shares of Common Stock owned by Sumner M. Redstone and National Amusements, Inc. with respect to which Mr. Louis J. Nicastro and Mr. Neil D. Nicastro both have shared voting power but no dispositive power. For a discussion concerning the shared voting power with respect to the 7,155,200 shares of Common Stock referred to above, see "Voting Proxy Agreement" below.

VOTING PROXY AGREEMENT

     In order for the Company to be permitted to manufacture and sell slot machines in Nevada, the Company and certain of its subsidiaries and Mr. Louis J. Nicastro and Mr. Neil D. Nicastro were required to be registered, licensed or found suitable and have been registered, licensed or found suitable by the Nevada State Gaming Control Board and the Nevada Gaming Commission, as applicable, as a registered corporation, as registered holding companies, for licensure as a manufacturer and distributor of gaming devices and as directors, officers and stockholders of such entities, as applicable. Under applicable Nevada law and administrative procedure, as a greater than 10% stockholder of the Company, Mr. Sumner M. Redstone ("SMR") was required to apply and has an application pending with the Nevada Gaming Authorities for a finding of suitability as a stockholder of the Company. Pending completion of the processing of SMR's application, SMR and National Amusements, Inc. ("NAI") have voluntarily granted to Mr. Louis J. Nicastro and, if he is unable to perform his duties under the Proxy Agreement (as defined herein), Mr. Neil D. Nicastro, individually, a voting proxy for all of the shares of Common Stock which they own beneficially or of record.

     On September 21, 1995, Mr. Louis J. Nicastro and Mr. Neil D. Nicastro entered into a Voting Proxy Agreement (the "Proxy Agreement") with the Company, SMR and NAI, pursuant to which Mr. Louis J. Nicastro and, if he is unable to perform his duties under the Proxy Agreement, Mr. Neil D. Nicastro have been appointed, individually, as proxy holder with full power of substitution during and for the term of the voting proxy, to vote all shares of the Company's Common Stock as the proxy of SMR and NAI at any annual, special or adjourned meeting of the stockholders of the Company, including the right to execute consents, certificates or other documents relating to the Company that the law of the State of Delaware may permit or require on any and all matters which may be presented to the stockholders of the Company. The term of the Proxy Agreement is for 10 years commencing August 25, 1995, unless sooner terminated upon 30 days written notice. The Proxy Agreement will be deemed terminated as to any subject matter that will be presented for approval, consent or ratification to the stockholders of the Company if the Company fails to give SMR and NAI 45 days' notice of such subject matter. The Proxy Agreement will also terminate if SMR and NAI are found suitable as stockholders of the Company by the Nevada Gaming Authorities or are no longer subject to the provisions of Nevada gaming laws applicable to holders of more than 10% of the Company's Common Stock. The Proxy Agreement is not applicable to any shares of the Company's Common Stock sold or otherwise disposed of by SMR or NAI to any person who is not an affiliate of SMR or NAI. SMR and NAI have agreed to give notice of any sale or disposition to the Chairman of the Nevada State Gaming Control Board within 10 days after such sale or disposition. The Proxy Agreement was entered into to assure that the passive investment position of SMR and NAI relative to the Company will not change without prior notification to the Nevada Gaming Authorities.

     Mr. Louis J. Nicastro and Mr. Neil D. Nicastro have advised WMS that they plan to utilize the voting proxy with respect to the 7,155,200 shares of Common Stock beneficially owned by SMR and NAI (approximately 23.9% of the outstanding Common Stock) to vote in favor of the nominees for election as director and FOR Proposal 2.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Upon the recommendation of the Nominating Committee, eight (8) directors, constituting the entire Board, are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualify. All of the nominees are at present directors of the Company. Mr. Neil D. Nicastro is the son of Mr. Louis J. Nicastro. Should any of the nominees be unable to serve or refuse to serve as a director (an event which the Board does not anticipate), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees.

                                                 POSITION WITH COMPANY AND            DIRECTOR
         NAME OF NOMINEE (AGE)                     PRINCIPAL OCCUPATION                SINCE
         ---------------------                   -------------------------            --------
Louis J. Nicastro (70).................  President, Chief Executive Officer and         1974
                                         Chairman of the Board of Directors of the
                                         Company.
Neil D. Nicastro (42)..................  Director of the Company, and Chairman of       1986
                                         the Board of Directors, President, Chief
                                         Executive Officer and Chief Operating
                                         Officer of Midway Games Inc.
Norman J. Menell (67)..................  Vice Chairman of the Board of Directors        1980
                                         of the Company
William C. Bartholomay (70)............  Director of the Company and President of       1981
                                         Near North National Group
William E. McKenna (79)................  Director of the Company and General            1981
                                         Partner of MCK Investment Company
Harvey Reich (69)......................  Director of the Company and Attorney           1983
David M. Satz, Jr. (72)................  Director of the Company and Attorney,          1998
                                         Saiber Schlesinger Satz & Goldstein
Ira S. Sheinfeld (60)..................  Director of the Company and Attorney,          1993
                                         Squadron, Ellenoff, Plesent & Sheinfeld
                                         LLP

     LOUIS J. NICASTRO has been the President and Chief Executive Officer of the Company since April 6, 1998 and was Chief Operating Officer of the Company from April 6, 1998 to May 14, 1998. He has served as Chairman of the Board of Directors of the Company since its incorporation in 1974. Mr. Nicastro also served as Co-Chief Executive Officer of the Company (1994 - 1996), Chief Executive Officer (1974 - 1994), President (1985 - 1988 and 1990 - 1991) and
Chief Operating Officer (1985 - 1986 and 1998). Mr. Nicastro is also a Director of Midway, and he held various executive positions for Midway from 1988 until 1996.

     NEIL D. NICASTRO is a Director of and a consultant to the Company and he was the President, Chief Executive Officer and Chief Operating Officer of the Company until his resignation from such positions on April 6, 1998. Mr. Nicastro became a Director of the Company in 1986 and was elected President of the Company June 18, 1991, sole Chief Executive Officer June 26, 1996, Co-Chief Executive Officer August 29, 1994 and Chief Operating Officer September 30, 1990. He served as Treasurer (1986 - 1994), Executive Vice President
(1988 - 1991), Senior Vice President (1987 - 1988), Vice President (1986 - 1987)
and Director of Stockholder Relations (1981 - 1986). Mr. Nicastro is Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Midway. Mr. Nicastro has held various other executive positions for Midway since 1988.

     NORMAN J. MENELL has been Vice Chairman of the Board of Directors since 1990 and a Director of the Company since 1980. He also served as President
(1988 - 1990), Chief Operating Officer (1986 - 1990) and Executive Vice President (1981 - 1988) of the Company. Mr. Menell is also a Director of Midway.

     WILLIAM C. BARTHOLOMAY is President of Near North National Group, Chicago, Illinois (insurance brokers) and Chairman of the Board of the Atlanta Braves (National League Baseball). He has served as Vice Chairman of Turner Broadcasting System, Inc., a division of Time Warner Inc., since April 1994 having also held that office during the period 1976 - 1992 and having served as a Director (1976 - 1994). He also served as Vice Chairman of the Board of Directors of Frank B. Hall & Co. Inc. (1974 - 1990). Mr. Bartholomay was elected a Director of the Company in 1981. Mr. Bartholomay is also a Director of Midway.

     WILLIAM E. MCKENNA has served as a General Partner of MCK Investment Company, Beverly Hills, California for in excess of five years. He also is a Director of Midway, California Amplifier, Inc., Drexler Technology Corporation and Safeguard Health Enterprises, Inc. Mr. McKenna has served as a Director of the Company since 1981.

     HARVEY REICH was a member of the law firm of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., New York, New York and its predecessor firms for in excess of five years until his retirement in July 1998. Mr. Reich was elected a Director of the Company in 1983. Mr. Reich is also a Director of Midway.

     DAVID M. SATZ JR. became a Director of the Company on April 6, 1998. Mr. Satz has been a member of the law firm Saiber Schlesinger Satz & Goldstein, Newark, New Jersey, for in excess of five years. Mr. Satz is also a Director of the Atlantic City Racing Association.

     IRA S. SHEINFELD became a director of the Company in 1993. He has been a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York, for in excess of five years. Mr. Sheinfeld is also a Director of Midway.

REQUIRED VOTE

     The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to elect directors.
                           -------------------------

     THESE INDIVIDUALS WILL BE PLACED IN NOMINATION FOR ELECTION TO THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS
                           -------------------------

THE BOARD OF DIRECTORS

     The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The majority of the Board, seven of the eight directors, are directors who are neither officers nor employees of the Company or its subsidiaries.

     During the 1998 fiscal year, the Board of Directors of the Company held 7 meetings. All other action taken by the Board was by the unanimous written consent of the members after review of proposals presented to each member. Each director attended at least 75% of the aggregate of meetings of the Board and committees on which he served during the fiscal year.

DIRECTOR COMPENSATION

     During the 1998 fiscal year, the Company paid a fee of $40,000 per annum to each director who was not also an employee of the Company or its subsidiaries. Each such director who served as the chairman of any committee of the Board of Directors received a further fee of $5,000 per annum for his services in such capacity and each member of the Company's Audit and Ethics Committee received an additional fee of $5,000 per annum.

     Each Director of the Company who was not also an employee of the Company or its subsidiaries prior to the Distribution (which at that time included Mr. Louis J. Nicastro) was also a non-employee Director of Midway. All such persons continue to serve on the Midway Board of Directors. During the 1998 fiscal year, Midway paid a fee of $22,500 per annum to each such Midway Director. Each such Director who serves as the chairman of any committee of the Midway Board of Directors receives a further fee of $2,500 per annum for his services in such capacity and each other member of Midway's Audit Committee receives an additional fee of $2,500 per annum. Each such Director was also eligible to receive, and has received, options to purchase Midway common stock.

     The Company's 1991 and 1993 Stock Option Plans and 1998 Non-Qualified Stock Option Plan (each, a "Plan") provide for the issuance of shares of Common Stock of the Company pursuant to non-qualified stock options which may be granted to non-employee directors of the Company, generally at not less than 100% of the fair market value of such shares on the date of grant. Under the 1991 Plan, Mr. Sheinfeld holds options to purchase 37,773 shares of Common Stock at an average exercise price of $3.26 (as adjusted for the Distribution). Under the 1993 Plan, the following non-employee directors each hold options to purchase 62,955 shares of Common Stock at an exercise price of $3.519 per share (as adjusted for the Distribution): Messrs. Bartholomay, McKenna, Menell, Reich and Sheinfeld. Under the 1998 Plan, Mr. Satz holds options to purchase 50,000 shares of Common Stock at an exercise price of $4.4375 per share.

     Directors also are entitled to participate at the Company's expense in a medical reimbursement plan which is supplementary to the primary medical insurance maintained by each such individual.

     Pursuant to the Adjustment Plan described below, Mr. Sheinfeld received 18,202 shares of Common Stock valued at $604,648 and cash in the amount of $1,236,277, and Messrs. Reich, Menell, McKenna and Bartholomay each received 10,731 shares of Common Stock valued at $356,470 and cash in the amount of $728,799.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit and Ethics Committee is currently composed of three members, Messrs. McKenna (Chairman), Bartholomay and Sheinfeld. This Committee is charged with meeting periodically with the independent auditors and Company personnel with respect to the adequacy of internal accounting controls, receiving and reviewing the recommendations of the independent auditors, recommending the appointment of auditors and reviewing the scope of the audit and the compensation of the independent auditors, reviewing consolidated financial statements and, generally, reviewing the Company's accounting policies and resolving potential conflicts of interest. During the 1998 fiscal year this Committee held 3 meetings.

     The Nominating Committee is currently composed of Messrs. L. J. Nicastro (Chairman) and Bartholomay. This Committee is charged with making recommendations with respect to the nomination of candidates for election to the Board and does not accept recommendations from stockholders of the Company. During the 1998 fiscal year this Committee did not hold any meetings, taking all actions by the unanimous written consent of the members.

     The Stock Option Committee is currently composed of Messrs. Reich (Chairman) and McKenna. This Committee approves the selection of individuals for participation in, and determines the timing, pricing and the amount of option grants under the provisions of, the Company's Stock Option Plans other than formula awards made to Non-Employee Directors of the Company. During the 1998 fiscal year this Committee held two meetings and took all other action by the unanimous written consent of the members.

     The Compensation Committee is currently composed of Messrs. Bartholomay (Chairman) and McKenna. This Committee is charged with making recommendations regarding the compensation of senior management personnel. During the 1998 fiscal year this Committee held two meetings and took other action by the unanimous written consent of the members. The Compensation Committee and Stock Option Committee jointly report to stockholders on executive compensation items as required by the Securities and Exchange Commission. Their Report follows below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     No member of the Company's Compensation Committee or Stock Option Committee is an employee or officer of the Company, and no officer, director or other person had any relationship required to be disclosed herein.

                               EXECUTIVE OFFICERS

     The following individuals were elected to serve in the capacities set forth until the 1999 Annual Meeting of the Board of Directors or until their respective successors are duly elected and qualified.

                 NAME                   AGE                   POSITION
                 ----                   ---                   --------
Louis J. Nicastro.....................  70     Chairman of the Board, President and
                                               Chief Executive Officer
Kevin L. Verner.......................  40     Vice President and Chief Operating
                                               Officer
Harold H. Bach, Jr. ..................  66     Vice President -- Finance, Treasurer,
                                               Chief Financial Officer and Chief
                                               Accounting Officer
Orrin J. Edidin.......................  37     Vice President, Secretary and General
                                               Counsel

     The principal occupation and employment of Mr. Louis J. Nicastro during the last five years is set forth on page 5 hereof. See "Employment Agreements" below with respect to Mr. Nicastro's employment arrangements with the Company.

     Mr. Verner has served as Vice President and Chief Operating Officer of the Company since May 14, 1998, and as Executive Vice President and General Manager of WMS Gaming Inc. since February 18, 1997. Previously, Mr. Verner served as Vice President and Director of New Business Development of R.J. Reynolds Tobacco Company from February 1993 until February 1997.

     Mr. Bach served as Secretary of the Company from July 5, 1990 to June 15, 1992. He assumed the positions of Treasurer effective September 13, 1994 and Vice President -- Finance, Chief Financial Officer and Chief Accounting Officer effective September 30, 1990. Additionally, Mr. Bach has served as Executive Vice President -- Finance, Chief Financial Officer and a director of Midway since August 30, 1996. Previously, he served as Senior Vice President -- Finance and Chief Financial Officer of Midway from September 17, 1990 to August 30, 1996, and he has served as Treasurer of Midway continuously since December 1, 1994. Prior to joining the Company, Mr. Bach was a partner in the accounting firms of Ernst & Young (1989 - 1990) and Arthur Young & Company (1967 - 1989).

     Mr. Edidin has served as Vice President, Secretary and General Counsel of the Company since May 30, 1997. Mr. Edidin served as Associate General Counsel of Fruit of the Loom, Inc., an apparel company, from August 1992 until May 1997. Mr. Edidin has also served as Vice President, Secretary and General Counsel of Midway since June 30, 1997.

                             EXECUTIVE COMPENSATION

     To provide stockholders with an understanding of the Company's executive compensation program, the following are presented below: (i) the Summary Compensation Table; (ii) the Stock Option Tables; (iii) a description of the Adjustments to Options Resulting from the Midway Spin-Off; (iv) the Joint Report by the

Compensation and Stock Option Committees of the Board of Directors on Fiscal 1998 Executive Compensation; (v) the Corporate Performance Graph; and (vi) a description of Employment Agreements.

                           SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below sets forth the compensation paid by the Company and Midway for service in all capacities during the fiscal years ended June 30, 1998, 1997 and 1996 to each of the Company's executive officers who served during such periods and whose compensation exceeded $100,000. Pursuant to the Manufacturing and Services Agreement between the Company and Midway, after the Offering and until the Distribution the compensation paid by the Company to the executive officers of the Company (other than Mr. Neil D. Nicastro) was allocated to Midway based upon estimates by management of the Company and by management of Midway of the percentage of time devoted to Midway. After the Distribution, compensation paid by WMS to the executive officers of the Company is reimbursed by Midway in amounts equal to the Company's allocated cost pursuant to the Temporary Support Services Agreement between the Company and Midway. Management of the Company believes that such executive officers devoted 40% to 70% of their time to Midway during fiscal 1998. See "Certain Relationships and Related Transactions" below for a description of the Manufacturing and Services Agreement and the Temporary Support Services Agreement.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               -------------
                                         ANNUAL COMPENSATION    OTHER ANNUAL    SECURITIES       ALL OTHER
                                        ---------------------   COMPENSATION    UNDERLYING      COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)        ($)        OPTIONS(#)(1)        ($)
  ---------------------------    ----   ---------   ---------   ------------   -------------    ------------
Louis J. Nicastro..............  1998    107,308           --          --           500,000      4,956,640(2)
  Chairman of the Board,         1997         --           --          --           629,554(3)   9,261,503(4)
  President and Chief            1996    832,500           --       6,127(6)             --        629,971(7)
  Executive Officer(5)
Neil D. Nicastro...............  1998    575,000    1,387,820          --           250,000      2,547,074(8)(9)(10)
  Former President, Chief        1997    600,000      969,160          --         1,007,286(4)      54,632(10)
  Executive Officer and Chief    1996    532,500      267,600          --                --         35,791(10)
  Operating Officer(11)
Kevin L. Verner................  1998    250,000      100,000          --                --         50,100(8)(12)
  Vice President and
  Chief Operating Officer(13)
Harold H. Bach, Jr.............  1998    300,000      220,000          --                --             --(8)
  Vice President -- Finance,     1997    300,000      175,000          --            94,433(4)          --
  Treasurer, Chief Financial     1996    262,000       67,800          --                --             --
  Officer and Chief
  Accounting Officer
Orrin J. Edidin................  1998    180,000       75,000          --            25,000             --(8)
  Vice President, Secretary and
  General Counsel(14)

-------------------------
 (1) Does not include Midway stock options, all of which were granted at an exercise price equal to market value on the date of grant. In fiscal 1998, Mr. Louis J. Nicastro received options to purchase 10,000 shares of Midway common stock, Mr. Neil D. Nicastro received options to purchase 150,000 shares of Midway common stock, Mr. Bach received options to purchase 50,000 shares of Midway common stock and Mr. Edidin received options to purchase 35,000 shares of Midway common stock. In fiscal 1997, Mr. Neil D. Nicastro received options to purchase 500,000 shares of Midway common stock, Mr. Louis J. Nicastro received an option to purchase 25,000 shares of Midway common stock and Mr. Bach received options to purchase 100,000 shares of Midway common stock.

 (2) Represents a payment made to Mr. Louis J. Nicastro to compensate him in lieu of adjusting his WMS stock options in connection with the Distribution. See "Adjustment to Options Resulting from the Distribution" below.

 (3) Reflects the adjusted amount (total number) of stock options previously granted by the Company, which number of options and the exercise price thereof were adjusted pursuant to the distribution of the WHG common stock.

 (4) Represents a termination payment received in fiscal 1997 in respect of the termination of Mr. Louis J. Nicastro's previous employment agreement with WMS.

 (5) Mr. Louis J. Nicastro was elected President, Chief Executive Officer and Chief Operating Officer of the Company on April 6, 1998 and resigned from the position of Chief Operating Officer on May 14, 1998. Mr. Louis J. Nicastro has been Chairman of the Board of Directors since 1974. He also served as Co-Chief Executive Officer in fiscal 1996 until June 26, 1996.

 (6) Represents tax gross-up payments.

 (7) Represents the accrual for contractual retirement benefits for Mr. Louis J. Nicastro.

 (8) Excludes the value of adjustments to stock options of these holders pursuant to the Distribution. These amounts are found under "Adjustment to Options Resulting from the Distribution" below.

 (9) Includes Mr. Nicastro's termination payment in the amount of $2,500,000. He also received an option to purchase 250,000 shares of Common Stock and a WMS consulting agreement. See "Employment Agreements" below.

(10) Includes life insurance premiums of $1,571, $1,467 and $691 for fiscal 1998, 1997 and 1996, respectively, and accrual for contractual retirement benefits of $45,503, $53,165 and $35,100 for fiscal 1998, 1997 and 1996, respectively.

(11) Mr. Nicastro served as President, Chief Executive Officer and Chief Operating Officer of the Company during fiscal 1998 until his resignation from such positions on April 6, 1998.

(12) Includes $50,100 paid to Mr. Verner in consideration of his forfeiture of performance units granted by his previous employer.

(13) Mr. Verner was elected Vice President and Chief Operating Officer of the Company on May 14, 1998.

(14) Mr. Edidin joined the Company as Vice President, Secretary and General Counsel on May 30, 1997.

                              STOCK OPTION TABLES

     The Company currently has the following five stock option plans in effect: the 1982 Employee Stock Option Plan, the 1991 Stock Option Plan, the 1993 Stock Option Plan, the 1994 Stock Option Plan and the 1998 Non-Qualified Stock Option Plan (collectively the "Stock Option Plans" or "Plans'). The Plans provide for the issuance of shares of Common Stock pursuant to options which may be granted thereunder. Options granted under the Plans (other than the 1998 Non-Qualified Stock Option Plan) may be in the form of options meeting the requirements of
Section 422 of the Internal Revenue Code, as amended ("incentive stock options"), or, under all Plans, options not meeting the requirements of such section ("non-qualified stock options").

     The purpose of each of the Plans is to encourage key employees of the Company and its subsidiaries and under certain of the Plans non-employee directors, consultants and advisers of the Company to acquire a proprietary interest in the Company and to enable such individuals to realize benefits from an increase in the value of the Common Stock, to provide such individuals with greater incentive and to encourage their continued provision of services to the Company and, generally, to promote the interests of the Company and all of its stockholders.

     The following table sets forth certain information with respect to options to purchase Common Stock granted under the Company's Plans in fiscal 1998 to persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
                                 -----------------------
                                              PERCENT OF
                                                TOTAL                                POTENTIAL REALIZABLE VALUE
                                 NUMBER OF     OPTIONS                               AT ASSUMED ANNUAL RATES OF
                                 SECURITIES   GRANTED TO                            STOCK PRICE APPRECIATION FOR
                                 UNDERLYING   EMPLOYEES    EXERCISE                        OPTION TERM(1)
                                  OPTIONS     IN FISCAL      PRICE     EXPIRATION   ----------------------------
             NAME                GRANTED(#)    YEAR(%)     ($/SHARE)      DATE         5%($)           10%($)
             ----                ----------   ----------   ---------   ----------   ------------    ------------
Louis J. Nicastro..............   500,000       47.68       5.4375      04/06/08     1,711,250       4,331,250
Neil D. Nicastro...............   250,000       23.84       5.4375      04/06/08       855,625       2,165,625
Kevin L. Verner................        --          --           --            --            --              --
Harold H. Bach, Jr.............        --          --           --            --            --              --
Orrin J. Edidin(2).............    25,000        2.38       4.4375      05/28/08        69,813         176,813

-------------------------
(1) The assumed appreciation rates are set pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and are not derived from the historical or projected prices of the Company's Common Stock. Total potential stock price appreciation from April 6, 1998 to April 6, 2008 for all stockholders, based on the price of $5.4375 per share of Common Stock on April 6, 1998 and a total of 27,886,021 shares of Common Stock outstanding, would be $95,359,000 and $241,660,000 at assumed rates of stock appreciation of 5% and 10%, respectively.

(2) This option becomes exercisable for up to 10%, 30%, 60% and 100% of the option grant upon the first, second, third and fourth anniversaries, respectively, of the date of the grant.

     The following table sets forth certain information with respect to the exercise of options to purchase Common Stock and the number and value of outstanding options owned by persons named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL-YEAR-END OPTION VALUES

                                                                      NUMBER OF
                                                                      SECURITIES             VALUE OF
                                                                      UNDERLYING           UNEXERCISED
                                                                     UNEXERCISED           IN-THE-MONEY
                                                                      OPTIONS AT            OPTIONS AT
                                       SHARES                         6/30/98(#)          6/30/98($)(1)
                                     ACQUIRED ON      VALUE         EXERCISABLE(E)        EXERCISABLE(E)
               NAME                  EXERCISE(#)   REALIZED($)     UNEXERCISABLE(U)      UNEXERCISABLE(U)
               ----                  -----------   -----------     ----------------      ----------------
Louis J. Nicastro..................    629,554      5,449,419(2)        500,000(E)                 --(E)
Neil D. Nicastro...................         --             --         1,257,286(E)          1,111,162(E)
Kevin L. Verner....................         --             --            12,591(E)             13,768(E)
                                                                        113,320(U)            123,915(U)
Harold H. Bach, Jr.................         --             --            94,433(E)             63,128(E)
Orrin J. Edidin....................         --             --            47,500(U)             19,091(U)
                                                                          2,500(E)              2,121(E)

-------------------------
(1) Based on the difference between the exercise price of in-the-money options and the closing price of Common Stock on the New York Stock Exchange on June 30, 1998, which was $4.1875.

(2) Excludes a $4,956,640 payment to compensate Mr. Louis J. Nicastro for the full amount to which he would otherwise have been entitled under the Adjustment Plan described below under the heading "Adjustment to Options Resulting from the Distribution."

ADJUSTMENT TO OPTIONS RESULTING FROM THE DISTRIBUTION

     As of the date of the Distribution, Midway had 38,500,000 shares outstanding of which the Company owned 33,400,000 shares, representing approximately 86.8% of the outstanding shares of Midway common stock.

     In August 1997, the Company announced that its Board of Directors had approved the Distribution in principle. The Distribution was conditioned upon several requirements, including the receipt of a ruling from the Internal Revenue Service that the transaction be tax free to the Company and its stockholders. The Company completed the Distribution on April 6, 1998.

     Each of the Company's four Stock Option Plans in effect prior to the Distribution provided that in the event of a dividend or other distribution, such as the Distribution, outstanding options were to be adjusted so as to prevent dilution of the benefits or potential benefits intended to be made available by the options in such manner as the Board of Directors deems equitable. Several adjustment method alternatives were considered by the Board. Some companies that have implemented a spin-off of a subsidiary have followed a strategy where existing option holders were given replacement options in both the parent and the subsidiary. However, since Midway was already a public company with 13.2% of its stock held by stockholders other than the Company, the Board concluded that it would not be appropriate for the Company to cause Midway to issue options to satisfy the Company's obligations to its option holders.

     The Board also considered adjusting the number and exercise price of the options so that their intrinsic value after the Distribution would equal the intrinsic value of the options before the Distribution. Such an adjustment would be accompanied by both reducing the exercise price of the options and increasing the number of shares issuable upon exercise of the options. However, in light of the significant value of Midway to the Company as a whole, such an approach would have resulted in the issuance of options to acquire more than twice the number the shares of Common Stock outstanding, which the Board believed would not be in the best interests of stockholders.

     Instead, the Board adopted an approach that would give option holders the same number of options to acquire shares of Common Stock after the Distribution (at the exercise price described below) as such holders held at the time of the Distribution and to compensate option holders for the lost opportunity value represented by the shares of common stock of Midway being distributed in the Distribution to stockholders of the Company which option holders would not participate in. In order to preserve the Company's cash resources, the Board also provided that such compensation be paid through a combination of cash and shares of Common Stock and would be capped.

     The Board also believed it was desirable to advise the Company's stockholders at the earliest time of the minimum number of Midway shares they would receive as a result of the Distribution. Such number would have varied by reason of the exercise of any options prior to the completion of the Distribution. The Board believed that it was therefore in the interest of stockholders to obtain an undertaking from each option holder not to exercise his or her options prior to the completion of the Distribution.

     After considering all of the foregoing and in consultation with its financial advisors, the Board approved and proposed to option holders the plan described below (the "Adjustment Plan"). The Adjustment Plan was accepted by holders of all outstanding options under the Company's four Stock Option Plans then in effect, including each of the persons listed in the Summary Compensation Table. The implementation of the Distribution was subject to the receipt of an opinion from the Company's financial advisors, CIBC Oppenheimer Corp., that the Distribution, including the adjustments to stock options resulting from the Distribution, was fair to the Company and its stockholders.

     Pursuant to the Adjustment Plan, each option holder agreed not to exercise his or her outstanding options until the earliest of (i) the record date of the Distribution which was March 31, 1998, (ii) the date the Company publicly announces that is has abandoned its plan to complete the Distribution, (iii) the termination of employment of such holder by the Company for any reason, or (iv) June 30, 1998. In consideration for such agreement, each option holder was afforded one of two choices, at their election, which election was made shortly before the Distribution, in the event the Distribution was completed:

          (1) Each option holder became entitled to receive a guaranteed minimum payment for all of his or her options in an amount equal to the spread between the trading price of shares of Common Stock on September 22, 1997 ($30.00), the date the Adjustment Plan was approved by the Board, and the exercise price of the option, plus a premium which represented the value of the option holder's commitment not to exercise the options, determined using the Black-Scholes method of determining option values; or

          (2) At the time of the Distribution, the option holder could elect to receive: (a) an ongoing option (the "Surviving Option") to purchase the same number of shares of Common Stock as they then held at an exercise price determined by multiplying the exercise price of the applicable options by a fraction, the numerator of which was the projected value of shares of Common Stock after the date on which shares of Common Stock traded ex-dividend (i.e. without entitlement to the Midway shares being spun off), as determined by the Board upon advice of its financial advisors, and the denominator of which was the average closing price of shares of Common Stock on the New York Stock Exchange for a period of time prior to the Distribution determined by the Board and (b) payment for the lost opportunity value of options to purchase the number of shares of common stock of Midway that such optionee would have received prior to the Distribution (the "Phantom Midway Options"). The number of shares subject to the Phantom Midway Options was determined by multiplying the number of options by the ratio of shares of Common Stock (the "Distribution Ratio"). The exercise price of the Phantom Midway Options was determined by subtracting the exercise price of the applicable Surviving Option from the exercise price of the applicable option and dividing the result by the Distribution Ratio. The Phantom Midway Options were then valued using the Black-Scholes methodology, utilizing such assumptions approved by the Board and its financial advisors, and were purchased by the Company.

     Payments by the Company for either the minimum guarantee or the Phantom Midway Options was initially approved by the Board to be paid in cash up to maximum of $30.0 million and in shares of Common Stock up to a maximum of 2,000,000 shares. Shortly before the Distribution, the Board became concerned that, after payment of taxes, optionees would have little cash remaining and might be inclined, for investment concentration or other reasons, to sell shares of Midway common stock received in the Distribution, which sales might have a depressive effect on the market price of such stock. The Board believed that this concern would be alleviated if $5.0 million of additional cash were available to pay to optionees so that optionees would receive at least 70% of their adjustment payments in cash.

     In order to raise the additional $5.0 million in cash as well as additional cash of approximately $8.5 million used to pay expenses of the Distribution and for additional working capital, the Company requested that Mr. Louis J. Nicastro, Chairman of the Board of the Company, forego his entitlement under the Adjustment Plan, to receive payments valued at $10,406,059 and an adjustment of the exercise price of his stock options to $3.519 per share. Instead, at the request of the Board, shortly before the Distribution, Mr. Nicastro exercised his options to purchase 629,554 shares of Common Stock, sold such shares in the public market and received from the Company a payment of $4,956,640 representing the difference between $10,406,059 and the net amount he received from the exercise and sale. When Mr. Nicastro exercised his options, the Company received an aggregate exercise price of $13,437,200. The Company used $5.0 million of the proceeds from the aforementioned exercise, together with $30.0 million, to pay the 1998 cash portion of the adjustment to the other option holders. In consideration of the Company making increased cash available to holders, each of Messrs. Neil D. Nicastro, Harold H. Bach, Jr., Byron C. Cook and Kenneth J. Fedesna, officers and/or directors of the Company and/or Midway, agreed to refrain from selling or disposing of shares of Midway common stock received by them in the Distribution for a period of six months after the Distribution.

     The consideration paid under the Adjustment Plan in fiscal 1998 to the persons named in the Summary Compensation Table is in addition to the amounts set forth therein and is as follows: Mr. Neil D. Nicastro received $12,428,476 in cash and Common Stock valued at $6,079,497. Mr. Kevin L. Verner received $175,615 in cash and Common Stock valued at $85,904. Mr. Verner will receive additional cash adjustment payments, up to a total of $2,256,605 if he is still serving the Company through the end of the vesting period, on the dates that his options would have vested. Mr. Harold H. Bach, Jr. received $1,093,193 in cash and Common Stock valued at $534,722. Mr. Orrin J. Edidin received $49,442 in cash. He will receive additional cash adjustment payments, up to a total of $441,335 if he is still serving the Company or Midway through the end of the vesting period, on the dates that his options would have vested. The Common Stock was valued at the average of the high and low sale prices on the New York Stock Exchange on April 3, 1998, the last day of trading prior to the Distribution.

          JOINT REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
                     ON FISCAL 1998 EXECUTIVE COMPENSATION

     The Compensation Committee is charged with making recommendations to the Board of Directors regarding the compensation of senior management personnel. To the extent stock options form a portion of a compensation package, the Compensation Committee works together with the Stock Option Committee, which is responsible for making recommendations regarding stock option grants and awards.

     It is the policy of the Compensation and Stock Option Committees to provide attractive compensation packages to senior management so as to motivate them to devote their full energies to the success of the Company, to reward them for their services and to align the interests of senior management with the interests of stockholders. The Company's executive compensation packages are comprised primarily of base salaries, annual contractual and discretionary cash bonuses, stock options and retirement and other benefits. It is the philosophy of the Compensation Committee that the Company be staffed with a small number of well compensated senior management personnel.

     In general, the level of base salary is intended to provide appropriate basic pay to senior management taking into account historical contributions to the Company, each person's unique value and the recommendation of the Chief Executive Officer. The amount of any discretionary bonus is subjective but is generally based on the actual financial performance of the Company in the preceding fiscal year, the special contribution of the executive to such performance and the overall level of the executive's compensation including other elements of the compensation package. The Company also has used stock options, which increase in value only if the Company's Common Stock increases in value, and which terminate a short time after an executive leaves the Company, as a means of long-term incentive compensation. The Stock Option Committee determined the size of stock option grants to the executive officers and to other employees throughout the Company on an individual, discretionary basis in consideration of financial corporate results and each recipient's performance, contributions and responsibilities without assigning specific weight to any of these factors.

     Effective the date of the Distribution, Mr. N. D. Nicastro resigned his positions with the Company and Mr. L. J. Nicastro rejoined the Company as Chairman of the Board, Chief Executive Officer and President. The cash bonus paid to Mr. N. D. Nicastro for the fiscal year 1998 was determined through a negotiated formula set forth in his employment agreements with the Company and with Midway which provided for base salary and bonus compensation based on a percentage of the Company's pre-tax income as fully described under "Employment Agreements" below. Mr. L. J. Nicastro also negotiated and entered into an employment agreement with the Company effective on the Date of the Distribution (which agreement was subsequently replaced with a new agreement) which provides for salary, bonus of a percentage of the Company's pre-tax income and various retirement and other benefits. See "Employment Agreements" below. In fiscal 1998, Mr. L. J. Nicastro and Mr. N. D. Nicastro received from the Company options to purchase 500,000 and 250,000 shares of Common Stock, respectively. In fiscal 1998, Mr. N.D. Nicastro also received from Midway stock options to purchase 450,000 shares of Midway common stock and Mr. L. J. Nicastro received stock options to purchase 10,000 shares of Midway common stock.

     Senior executives other than Messrs. N. D. Nicastro and L. J. Nicastro were granted discretionary bonuses for the 1998 fiscal year. Mr. Edidin also received from the Company options to purchase 25,000 shares of Common Stock and Messrs. Bach and Edidin received from Midway options to purchase 50,000 and 35,000 shares of Midway common stock, respectively. The decision to pay such bonuses and to grant such options was subjective but involved consideration of the efforts expended by such executives as well as consideration of the financial performance of the Company. For information with respect to options held by senior management at fiscal year end, see "Stock Option Tables" set forth above.

     The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") generally provides that, for fiscal years commencing in 1994, compensation paid by publicly-held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of one million dollars per year per executive will be deductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of the Company. Compensation as defined by the Budget Act includes, among other things, base salary, incentive compensation and gains on stock option transactions. Since the ultimate value of an option cannot be determined until it is exercised or until the stock underlying the option is sold, executive compensation relating to options may, in a given year, exceed one million dollars. The Compensation Committee intends to consider, on a case by case basis, how the Budget Act will affect the Company's compensation plans and contractual and discretionary cash compensation. The Compensation Committee does not intend to request Mr. L. J. Nicastro or other officers to submit their employment agreements for stockholder approval. See "Employment Agreements." Depending on the performance of the Company, payments to Mr. L. J. Nicastro under such agreement may exceed one million dollars in any particular fiscal year and such excess payments will not be deductible by the Company.

The Compensation Committee                        The Stock Option Committee
  William C. Bartholomay, Chairman                Harvey Reich, Chairman
  William E. McKenna                              William E. McKenna

     The foregoing Joint Report of the Compensation and Stock Option Committees on executive compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares for the five years ended June 30, 1998 the yearly percentage change in cumulative total stockholder return on the Common Stock with (1) the cumulative total return of the Standard and Poor's 500 Stock Index ("S & P 500") and (2) the cumulative total return of the Standard and Poor's Leisure Time Index ("S&P Leisure"). The graph assumes an investment of $100 on July 1, 1993 in the Common Stock and $100 invested at that time in each of the indexes and the reinvestment of dividends where applicable. The 1997 spin-off of WHG resulted in an adjustment to total stockholder return as a reinvested dividend of $2.25. The Midway Distribution resulted in an adjustment to total stockholder return as a reinvested dividend of $27.10.

                                                               PERFORMANCE GRAPH

----------------------------------------------------------------------------------------------------------------------------
                  1993              1994              1995              1996              1997              1998
----------------------------------------------------------------------------------------------------------------------------
WMS               $100              $ 66              $ 68              $ 86              $ 98              $103
----------------------------------------------------------------------------------------------------------------------------
S&P 500           $100              $101              $128              $161              $217              $282
----------------------------------------------------------------------------------------------------------------------------
S&P - Leisure       $100            $101              $123              $160              $201              $242
----------------------------------------------------------------------------------------------------------------------------

     The foregoing table shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

                             EMPLOYMENT AGREEMENTS

     Mr. Louis J. Nicastro is employed by the Company under the terms of an Employment Agreement dated as of April 6, 1998. The employment agreement provides for salaried compensation at the rate of $450,000 per annum, or such greater amount as may be determined by the Board of Directors. The agreement expires June 30, 2000, subject to automatic extensions in order that the term of Mr. Nicastro's employment shall at no time be less than two years; provided that either party may terminate the agreement effective upon expiration of the original term or the extended term upon written notice from the terminating party to the other party dated and received at least two years prior to the respective termination date.

     The employment agreement of Mr. Louis J. Nicastro provides for, among other things, full participation in all benefit plans and perquisites generally available to senior executives and for reimbursement of all medical and dental expenses incurred by him or his spouse during their lives to the extent such expenses are not otherwise reimbursed by insurance provided by the Company. Additionally, Mr. Nicastro is entitled to receive such special bonuses as may be determined from time to time by the Board of Directors. The employment agreement may be terminated at the election of Mr. Nicastro upon the occurrence without his prior written consent of any one or more of the following events: (i) the placement of Mr. Nicastro in a position of lesser status, the assignment to Mr. Nicastro of duties inconsistent with his positions with the Company or duties which, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent in such positions presently in effect, the assignment to Mr. Nicastro of performance requirements or working conditions which are at variance with the performance requirements or working conditions presently in effect, or the treatment of Mr. Nicastro in a manner which is in derogation of his status as a senior executive; (ii) the cessation of service of Mr. Nicastro as a member of the Board of Directors of the Company; (iii) the discontinuance or reduction (from the highest level in effect during the term of the employment agreement) of amounts payable for base salary or bonus payable to Mr. Nicastro pursuant to the agreement; and (iv) the discontinuance or reduction (from the level in effect on the date of the employment agreement) of the perquisites or fringe benefits inherent in Mr. Nicastro's position on the date of the employment agreement. In such event, and in the event the Company is deemed to have wrongfully terminated Mr. Nicastro's employment agreement under the terms thereof, the Company is obligated (a) to pay Mr. Nicastro a lump sum payment equal in amount to three times Mr. Nicastro's base salary at the highest annual rate in effect during the one-year period immediately preceding termination and
(b) to purchase at the election of Mr. Nicastro all stock options held by him with respect to the Company's Common Stock and options to purchase the securities of any other company at least 20% of the voting securities of which are owned by the Company at a price equal to the spread between the option price and the fair market price of such stock as defined in the employment agreement. The employment agreement may also be terminated at the election of Mr. Nicastro if individuals who presently constitute the Board of Directors, or successors approved by such Board members, cease for any reason to constitute at least a majority of the Board. Upon such an event, the Company will be required to make payments and purchase the stock options held by Mr. Nicastro as set forth above.

     If payments made to Mr. Louis J. Nicastro pursuant to the employment agreement after a change of control are considered "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended, additional compensation is required to be paid to Mr. Nicastro to the extent necessary to eliminate the economic effect on him of the resulting excise tax. Pursuant to
Section 280G, in addition to income taxes, the recipient is subject to a 20% nondeductible excise tax on excess parachute payments. An excess parachute payment is a payment in the nature of compensation which is contingent on a change of ownership or effective control and which exceeds the portion of the base amount (i.e., the average compensation for the five-year period prior to the change of control) allocable to the payment. These rules apply only if the present value of all payments of compensation (including non-taxable fringe benefits) at the time of a change of control is at least equal to three times the base amount. Excess parachute payments are not deductible by the Company.

     In contemplation of the Offering of common stock of Midway, the Company and Midway each entered into separate employment agreements (the "1996 Agreements") with Mr. Neil D. Nicastro effective as of July 1, 1996. On March 5, 1998 in connection with the Distribution and at the request of the Board of Directors of the Company, the Company and Mr. Nicastro entered into an agreement (the "Termination Agreement") pursuant to which Mr. Nicastro's employment with the Company terminated effective at the time of the Distribution. Pursuant to the Termination Agreement, at the time of the Distribution, Mr. Nicastro resigned as President, Chief Executive Officer and Chief Operating Officer of the Company to devote his full time to Midway.

     Each of the 1996 Agreements provided that Mr. Neil D. Nicastro would receive salaried compensation at the rate of $300,000 per annum, or such greater amount as may have been determined by the Board of Directors of the Company or Midway, as applicable. Mr. Nicastro's 1996 Agreement with Midway provided for bonus compensation in an amount equal to two percent of the pre-tax income of Midway multiplied by the percentage of Midway common stock outstanding which was not owned by the Company (which was 13.2%). Mr. Nicastro's 1996 Agreement with the Company also provided for bonus compensation in an amount equal to two percent of the pre-tax income of the Company. The portion of Mr. Nicastro's bonus from the Company that was attributable to the pre-tax income of Midway was charged to Midway pursuant to the Manufacturing and Services Agreement between the Company and Midway. The 1996 Agreement with the Company provided for, among other things, full participation in all benefit plans available to senior executives and for reimbursement of all medical and dental expenses incurred by Mr. Nicastro or his spouse and incurred by his children under the age of twenty-one. Additionally, the Company and Midway each provided Mr. Nicastro with $1,000,000 of life insurance coverage in addition to the standard amount provided to Company employees. Each of the 1996 Agreements provided that Mr. Nicastro could divide his attention between the business of the Company and the business of Midway as he would consider appropriate. The 1996 Agreements further provided for certain benefits upon the termination of Mr. Nicastro's employment.

     Pursuant to the Termination Agreement, as full consideration for payments that would otherwise have been made to Mr. Neil D. Nicastro under the 1996 Agreement with the Company with respect to base salary, bonus, retirement and death benefits, Mr. Nicastro was paid a lump sum of $2,500,000, and he was granted a 10-year option to purchase 250,000 shares of Common Stock at an exercise price of $5.4375. Additionally, the $1,000,000 of life insurance coverage provided by the Company under such 1996 Agreement was transferred to Midway at the time of the Distribution.

     In connection with the Distribution, the Company also entered into a consulting agreement (the "Consulting Agreement") with Mr. Neil D. Nicastro pursuant to which Mr. Nicastro agreed to make himself reasonably available at the Company's request, to render such services concerning the Company as the Board of Directors or the Chairman of the Board and Chief Executive Officer of the Company may reasonably request. The term of the Consulting Agreement is for five years from the date of the Distribution, and is automatically renewable for successive one year terms unless either party shall give notice of termination not less than six months prior to the end of the term then in effect. The Company pays Mr. Nicastro $1,000 per month for his services under the Consulting Agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH MIDWAY

     Prior to the Offering, Midway was a wholly-owned subsidiary of WMS. As a result of the Offering, WMS' beneficial ownership of Midway common stock was reduced from 100.0% to 86.8%. As a result of the Distribution, WMS does not own any Midway common stock. A majority of Midway's directors are also directors of WMS. Additionally, two of the executive officers of Midway, Messrs. Bach and Edidin, are officers of WMS.

     In connection with the Distribution, WMS and Midway entered into the following agreements:

     Manufacturing Agreement. Midway and Williams Electronics Games, Inc. ("WEG"), a wholly owned subsidiary of the Company, entered into the Manufacturing Agreement with respect to the manufacture of coin-operated video games and kits. The Manufacturing Agreement became effective as of April 6, 1998 and will continue in effect for a period of three years and for successive renewal periods of six months each unless terminated (a) by either party for any reason upon six months' notice or (b) in the event of a material default under the Manufacturing Agreement or under the Confidentiality provisions of the Confidentiality and Non-Competition Agreement discussed below, immediately at the election of the non-defaulting party. Pursuant to this Agreement, all of Midway's coin-operated video games are manufactured by WEG at its facility in Waukegan, Illinois.

     WEG is required to allocate 65% of its combined production and storeroom square footage at the Waukegan plant to perform its obligations under the Manufacturing Agreement. Midway conducts its own design and engineering of coin-operated video games, including programming, graphic design, electrical engineering, sound engineering and model shop engineering. Certain production engineering activities, such as the design process for the assembly of each game, creating work station profiles and quality control of incoming parts and the assembly process are provided to Midway by WEG. Materials used in the manufacture of coin-operated video games which are unique to such games are purchased by Midway from third party vendors. Materials used in the manufacture of coin-operated video games which are common with materials used in the production of pinball and novelty games sold by WEG are purchased by WEG (estimated to be 5% of materials costs) and charged to Midway at actual cost plus 9.0%. All labor costs, including fringe benefits, directly associated with the manufacturing of coin-operated video games are charged to Midway at WEG's actual cost plus 9.0%. The Waukegan plant's operating costs are either identified as Midway costs and charged to Midway or allocated as agreed between the parties. Such identified or allocated costs include, without limitation, manufacturing costs, materials management costs, quality assurance costs and administration costs. Plant operating costs of WEG paid by Midway under the Manufacturing Agreement are increased by 9.0%. The obligations of WEG under the Manufacturing Agreement are guaranteed by WMS.

     Cabinet Supply Agreement. Midway and Lenc-Smith Inc. ("Lenc-Smith"), a wholly owned subsidiary of the Company, entered into the Cabinet Supply Agreement with respect to the supply of cabinets for coin-operated video games. The Cabinet Supply Agreement became effective as of April 6, 1998 and will continue in effect for a period of three years and for successive renewal periods of six months each unless terminated (a) by either party for any reason upon six months' notice or (b) in the event of a material default, immediately at the election of the non-defaulting party.

     The Cabinet Supply Agreement provides that to initiate the purchase of video game cabinets, Midway shall issue a pricing inquiry to Lenc-Smith specifying the number of cabinets to be ordered and the cabinet specifications. Lenc-Smith then provides a formal quote on the pricing inquiry, and, upon agreement on a final price, a purchase order will be issued. Lenc-Smith ships all cabinets to WEG's Waukegan, Illinois plant for use in the manufacture of coin-operated video games. Midway may purchase cabinets from manufacturers other than Lenc-Smith if Lenc-Smith does not meet competitive bona-fide quotes.

     Spare Parts Sales and Service Agreement. WEG entered into the Spare Parts and Sales Service Agreement with Midway and Atari Games Corporation, a wholly-owned subsidiary of Midway ("Atari Games"), pursuant to which WEG sells spare parts for coin-operated video games produced on behalf of Midway and Atari Games. The agreement became effective as of April 6, 1998 and has the same term and is terminable in the same manner as the Cabinet Supply Agreement. Pursuant to the agreement, WEG must purchase and maintain an adequate inventory of spare parts needed by end-users of coin-operated video games of Midway and Atari Games. To the extent any parts are proprietary to Midway, Midway will sell or arrange for the sale of such parts to WEG. WEG will purchase all non-proprietary parts through its usual vendor sources or through Midway at negotiated prices. Midway and Atari Games are required to refer their customers to WEG for spare parts purchases during the term of the agreement. The agreement does not include warranty services, which services Midway is required to provide to its customers.

     Sales Agreement. WEG entered into the Sales Agreement with Midway effective April 6, 1998. The term of the agreement is the same as the term of the Cabinet Supply Agreement. During the term of the agreement, Midway will supply WEG with certain sales services, including sales testing for all new products developed by WEG, coordinating and negotiating print advertising and video presentations with third-party advertising and media firms, and negotiating distribution and sales agency agreements with third-party distributors. In consideration for such services, WEG will pay Midway $500,000 per annum plus a commission of 1.5% on the first $25.0 million of annual net sales of WEG products made by Midway and 1.0% on annual net sales of WEG products made by Midway in excess of $25.0 million. The commission for the period April 6, 1998 through June 30, 1998 was 1.5% of the first $6,250,000 of net sales made by Midway and 1.0% thereafter. An annual budget for marketing and testing will be developed and agreed upon in advance between the parties annually and modified quarterly upon mutual agreement. To extent additional services are provided which were not included in the budget, certain additional charges will be applicable for payroll, overhead and expense at Midway's cost plus 8.0%.

     Information Systems Service Agreement. WEG and Midway entered into an Information Systems Service Agreement effective as of April 6, 1998 for a term of three years with successive renewal periods of 18 months. The agreement is terminable by either party (a) upon 18 months' notice or (b) upon a material default, immediately by the non-defaulting party. Pursuant to the agreement, WEG provides Midway with access to its computer systems for business applications, including, without limitation, order entry, financial and manufacturing modules, marketing and sales and engineering (including electronic engineering documentation and blueprint systems) as well as support for the computer system. The agreement also provides that WEG will coordinate the provision and maintenance of cabling, wiring, switching components, routers and gateway and the purchasing, maintaining and upgrading of network services for Midway. These services include purchasing of desktop computers and related hardware as well as providing certain telecommunications service to Midway. Midway may also request WEG to provide services to develop the communications networking, operating and computer system of Midway and other related services. Midway pays WEG an amount equal to the cost to WEG for all services provided plus 6.6% of such cost.

     Confidentiality and Non-Competition Agreement. WMS entered into the Confidentiality and Non-Competition Agreement with Midway effective as of April 6, 1998. Pursuant to the agreement, either party may designate information regarding its business as confidential, which each party will use its best efforts to keep confidential. For a period of five years from the date of the agreement, neither party shall engage, directly or indirectly, in the business currently conducted by the other party (except that Midway may engage in any business related to coin-operated video game manufacturing, cabinet supply, spare parts sales and video-simulated non-mechanical pinball games). Additionally, for the greater of (i) the period from the date of the agreement until April 5, 2000 or (ii) a period ending one year after the date that any particular employee of Midway or WMS no longer is providing services to the other party pursuant to any of the agreements entered into in connection with the Distribution, such other party shall not, directly or indirectly, hire or solicit the employment of such employee or encourage such employee to leave his or her employment or induce any such employee to seek, accept or obtain employment by any person other than such employer.

     Right of First Refusal Agreement. WMS and Midway entered into the Right of First Refusal Agreement as of April 6, 1998 pursuant to which Midway was granted the right of first refusal with respect to any offer to WMS to purchase the Waukegan plant, or any material part thereof, which offer is not made in connection with the sale of substantially all of WMS' assets and business as a going concern or a sale of substantially all of the capital stock of WMS, and which WMS intends to accept. The term of the agreement is for 10 years expiring April 5, 2008.

     Third Parties Agreement. WMS entered into the Third Parties Agreement with Midway on April 6, 1998. The agreement governs the treatment of the numerous arrangements with third parties that WMS and Midway are party to with respect to game development, the obtaining or grant of licenses and other matters, which provide for, among other matters, the receipt of payments, the obligation or guaranty of an obligation to make payments to third parties, recoupment of prior advances, rights of first refusal and reporting and monitoring of intellectual property rights. The parties will allocate all other rights and obligations under third party arrangements so that the party receiving the benefit will bear the burden of such agreements. The agreement shall remain in effect so long as any third party arrangements remain outstanding.

     Temporary Support Services Agreement. WMS and Midway entered into a Temporary Support Services Agreement which provides, among other things, that WMS will supply all or a portion of Midway's administrative, legal and accounting, information services, and janitorial and other agreed upon services, including the use of space by Midway in any WMS facility, as requested from time to time by Midway. In consideration for the services provided by WMS, Midway will pay WMS an amount equal to its direct or allocated cost (including, without limitation, wages, salaries, fringe benefits and materials), as indicated on monthly invoices supplied by WMS. The agreement was effective as of April 6, 1998 and will continue for a period of 18 months and for successive renewal periods of three months each; provided, however, that the agreement may be terminated by either party upon six months' notice, and each party may, upon 60 days' notice, terminate any one or more of the services provided, except the use of space by Midway in any WMS facility.

     Tax Separation Agreement. Midway has been a member of the consolidated group of corporations of which WMS was the common parent for federal income tax purposes (the "WMS Group") since 1988. Therefore, Midway is jointly and severally liable for any federal tax liability incurred by the WMS Group. Midway and WMS entered into the Tax Separation Agreement as of April 6, 1998. The agreement sets forth the parties respective liabilities for federal, state and local taxes as well as their agreements as a result of Midway and its subsidiaries ceasing to be members of the WMS Group. The Tax Separation Agreement governs, among other things, (i) the filing of tax returns with federal, state and local authorities, (ii) the carryover of any tax benefits of Midway, (iii) the treatment of the deduction attributable to the exercise of stock options to purchase Common Stock which are held by employees or former employees of Midway and any other similar compensation related tax deductions,
(iv) the treatment of certain net operating loss carrybacks, (v) the treatment of audit adjustments, (vi) procedures with respect to any proposed audit adjustment or other claim made by any taxing authority with respect to a tax liability of Midway or any of its subsidiaries. Certain other tax matters are addressed in the Tax Sharing Agreement which was entered into in connection with the Offering and which remains in full force and effect. See "Tax Sharing Agreement" below.

     Tax Indemnification Agreement. WMS entered into the Tax Indemnification Agreement with Midway effective as of April 6, 1998 providing for indemnifications in the event the Distribution fails to qualify under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). Each of the parties agreed that for a period of two years after the Distribution, each would continue active conduct of its historic trade or business as conducted by it during the five-year period prior to the Distribution. Midway also agreed that, to fund an acquisition, within one year after the Distribution, it would either
(i) raise cash through an offering of shares of its common stock or debentures with detachable warrants to purchase shares of its common stock or (ii) use shares of its common stock as acquisition consideration. Additionally, each party agreed not to: (i) merge or consolidate with another entity; (ii) liquidate or partially liquidate; (iii) sell or transfer all or substantially all its assets in a single transaction or a series of transactions; (iv) redeem or otherwise repurchase any of its capital stock in a manner contrary to certain Internal Revenue Service ("IRS") revenue procedures; (v) enter into any transaction or make any change in its equity structure which may cause the Distribution to be treated as a plan pursuant to which one or more persons acquire directly or indirectly its common stock representing a "50 percent or greater interest" within the meaning of Section 355(d)(4) of the Code; or (vi) in the case of Midway except in connection with stock issued pursuant to an employee benefit or compensation plan and except as described in the private letter ruling issued in connection with the Distribution issue additional shares of its capital stock, unless such party first obtains the consent of the other party and, if applicable, the person or persons acquiring a "50 percent or greater interest" in such party have agreed to become jointly or severally liable for payments required to be made by such party pursuant to the Tax Indemnification Agreement.

     Midway will indemnify WMS with respect to any action referred to above which it takes or if it fails to issue Midway common stock as set forth above which causes the Distribution to fail to qualify under Section 355 of the Code, against any federal, state and local taxes, interest, penalties and additions to tax imposed upon or incurred by the WMS Group or any member thereof. WMS will indemnify Midway and its subsidiaries against any and all federal, state and local taxes, interest, penalties and additions to tax resulting from the Distribution, other than any such liabilities for which Midway is required to indemnify WMS. The agreement also governs the procedures for indemnification, calculation of the amount of indemnified liability for income taxes and reduction of indemnity by income tax benefits from indemnified liabilities.

     In connection with the Offering, WMS and Midway entered into the following agreements:

     Manufacturing and Services Agreement. WMS and Midway entered into the Manufacturing and Services Agreement with respect to various aspects of their relationship after the Offering. As of the date of the Distribution, the Manufacturing Agreement referred to above superseded and replaced the Manufacturing and Services Agreement. The Manufacturing and Services Agreement became effective as of July 1, 1996. The Manufacturing and Services Agreement provided, among other things, for WMS to provide Midway with management, legal and administrative services and certain services for its coin-operated video games including, without limitation: (i) manufacturing; (ii) engineering support; (iii) sales and marketing; (iv) warranty and field services; and (v) creative services.

     Materials used in the manufacture of coin-operated video games were purchased by Midway at its expense. Certain other manufacturing costs were allocated based upon units produced for Midway and the other amusement games businesses of WMS. All labor costs associated with the manufacturing of coin-operated video games were charged to Midway at actual cost to WMS. Certain management, legal and administrative expenses and sales and marketing expenses were allocated based upon the revenues of and/or units produced for Midway and the other amusement games businesses of WMS or other methods appropriate for the allocation of the particular expense.

     Tax Sharing Agreement. WMS and Midway entered into a Tax Sharing Agreement (the "Tax Sharing Agreement") (which remains in effect, except as provided in the Tax Separation Agreement referred to above) whereby WMS and Midway have agreed upon a method for: (i) determining the amount which Midway must pay to WMS in respect of federal income taxes; (ii) compensating any member of the WMS Group for use of its net operating losses, tax credits and other tax benefits in arriving at the WMS Group tax liability as determined under the federal consolidated return regulations; and (iii) providing for the receipt of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years and for payments upon subsequent adjustments. The amount Midway is required to pay to WMS in respect of federal income taxes is determined as if Midway was filing a separate tax return. If any two or more members of the WMS Group are required to elect, or WMS elects to cause two or more members of the WMS Group to file combined or consolidated income tax returns under state or local income tax law, the financial consequences of such filings among such members shall be determined in a manner as similar as practicable to those provided for under the Tax Sharing Agreement for federal taxes. The Tax Sharing Agreement is not binding on the IRS or upon state, local or foreign taxing authorities. The effectiveness of the Tax Sharing Agreement is therefore dependent on each member of the WMS Group having the ability to pay its relative share of taxes. Because the IRS or other taxing authorities can be expected to seek payment from WMS prior to seeking payment from the individual group members, it is likely that Midway would seek to enforce any rights it may have against WMS for sharing at a time when WMS was unable to pay its proportionate share of taxes.

     Patent License Agreement. WMS and Midway entered into a patent license agreement which remains in effect, pursuant to which WMS and Midway each licensed to the other, on a perpetual, royalty-free basis, certain patents used in the development and manufacture of both coin-operated video games and video lottery terminals and other gaming machines.

OTHER RELATED PARTY TRANSACTIONS

     Mr. Ira S. Sheinfeld, a Director of the Company, is a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP which the Company has retained to provide tax services during the last fiscal year and proposes to retain for such services during the current fiscal year.

     The Company pays Mr. Neil D. Nicastro $1,000 per month for his services under the Consulting Agreement. Pursuant to the Termination Agreement, as full consideration for payments that would otherwise have been made to Mr. Neil D. Nicastro under the 1996 Agreement with the Company with respect to base salary, bonus, retirement and death benefits, Mr. Nicastro was paid a lump sum of $2,500,000, and he was granted a 10-year option to purchase 250,000 shares of Common Stock at an exercise price of $5.4375. See "Employment Agreements."

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     It is proposed that the stockholders ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the 1999 fiscal year. The Company expects representatives of Ernst & Young LLP to be present at the Annual Meeting, at which time they will be available to respond to appropriate questions submitted by stockholders and may make such statements as they may desire.

     Approval by the stockholders of the appointment of independent auditors is not required, but the Board deems it desirable to submit this matter to the stockholders. If holders of a majority of the Common Stock present and entitled to vote on the matter should not approve the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                                    GENERAL

     As of the date of this Proxy Statement, the Board has not been informed of and does not intend to present any other matters for action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholder proposals in respect of matters to be acted upon at the Company's next Annual Meeting of Stockholders should be received by the Company on or before August 21, 1999 in order that they may be considered for inclusion in the Company's proxy materials for such meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the forms it has received and on representations from certain reporting persons that no such forms were required for them, the Company believes that during fiscal 1998 all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

OTHER MATTERS

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1998, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO EACH OF THE COMPANY'S STOCKHOLDERS OF RECORD ON DECEMBER 7, 1998, AND EACH BENEFICIAL OWNER OF STOCK ON THAT DATE UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, 3401 NORTH CALIFORNIA AVENUE, CHICAGO, ILLINOIS 60618, ATTENTION: TREASURER. IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED, A REASONABLE FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP.

     It is important that the accompanying proxy card be returned promptly. Therefore, whether or not you plan to attend the meeting in person, you are earnestly requested to mark, date, sign and return your proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. The proxy may be revoked at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

MANNER AND EXPENSES OF SOLICITATION

     The solicitation of proxies in the accompanying form is made by the Board and all costs thereof will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for such services. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of Common Stock in their names will be requested by the Company to forward proxy material to their principals and will be reimbursed for their reasonable out of pocket expenses in such connection.

VOTING PROCEDURES

     Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the vote. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal. Abstentions with respect to each proposal that requires approval by holders of a majority of the outstanding Common Stock will have the effect of a vote against the proposal. Broker non-votes will have no effect on the vote for or against these proposals. Brokers who hold shares in street name for customers have authority to vote on certain items when they have not received instructions from beneficial owners, including voting upon election of directors and the selection of independent auditors.

                                          By Order of the Board of Directors,

                                          ORRIN J. EDIDIN
                                          Vice President, Secretary and General
                                          Counsel

Chicago, Illinois
December 11, 1998

                              WMS INDUSTRIES INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     THE UNDERSIGNED, revoking all previous proxies, hereby appoints LOUIS J. NICASTRO, HAROLD H. BACH, JR. and ORRIN J. EDIDIN, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers the undersigned would possess if personally present, to vote all shares of common stock of WMS Industries Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on February 3, 1999 and at all adjournments thereof. The shares represented by this Proxy will be voted as indicated below upon the following matters, all more fully described in the accompanying Proxy Statement.

(1)  Election of Directors.

     [ ] FOR all nominees listed (except as   [ ] WITHHOLD AUTHORITY
         marked to the contrary)                  to vote for nominees listed

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

Louis J. Nicastro / William C. Bartholomay / William E. McKenna/ Norman J. Menell / Neil D. Nicastro / Harvey Reich / David M. Satz, Jr. / Ira S. Sheinfeld


(2) Ratification of appointment of Ernst & Young LLP as independent auditors for the 1999 fiscal year.

                                            FOR [ ]   AGAINST [ ]  ABSTAIN [ ]

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND "FOR" ITEM 2.


                             Dated:________________, 199_

                              ____________________________
                             (Signature)

                              ____________________________
                             (Signature)



                             NOTE: Please sign exactly as your name or names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.